Exhibit 99.1

Athira Pharma Announces Leadership Changes;

Mark Litton, Ph.D., M.B.A. Named

President and Chief Executive Officer; Rachel Lenington, M.B.A. Named Chief

Operating Officer

•	Special Committee of the Board of Directors has concluded its investigation of Dr. Leen Kawas’s Doctoral Research

•	Conference call to be held October 21, 2021 at 4:30 pm ET

BOTHELL, WA, October 21, 2021 — Athira Pharma, Inc. (NASDAQ: ATHA), a late clinical-stage biopharmaceutical company focused on developing small molecules to restore neuronal health and stop neurodegeneration, today announced the appointment of Mark Litton, Ph.D., M.B.A. as Chief Executive Officer of Athira. Dr. Litton succeeds Dr. Leen Kawas, who has resigned from her position as the Company’s President and Chief Executive Officer and as a member of the Company’s Board of Directors. Dr. Litton will also join the Company’s Board of Directors. Rachel Lenington, M.B.A., the Company’s Chief Technology Officer and Head of Product Development Strategy, has been appointed as the Company’s Chief Operating Officer.

“We are fortunate to have executives of the caliber of Dr. Litton and Ms. Lenington to lead Athira at this pivotal time,” said Kelly A. Romano, Chair of the Board of Directors of Athira. “Dr. Litton has demonstrated exemplary leadership of the Athira team since joining the Company in July 2019, and especially since assuming day-to-day leadership responsibilities in June.”

“The Company and Dr. Kawas agreed it is in Athira’s best interest to enter this critical next chapter under new leadership. Dr. Kawas’s actions at Washington State University took place many years ago and did not involve ATH-1017, Athira’s lead development candidate,” Ms. Romano continued. “We thank Dr. Kawas for her unwavering focus seeking to make a meaningful difference for Alzheimer’s patients and their caregivers.”

“The goal of Athira has always been developing therapies that can reverse the effects of neurodegenerative diseases,” stated Dr. Kawas. “This talented team has accomplished significant milestones on the path to realizing this goal and I remain confident in the Company’s ability to realize its mission and bring the Company’s lead development candidates to market.”

“We are confident in the therapeutic potential of ATH-1017 for treating dementia, and I am honored to receive this opportunity to lead Athira forward along with our dedicated team to help make life better for all our loved ones suffering from these debilitating diseases,” said Dr. Litton.

“Athira remains absolutely committed to the integrity of scientific research in its mission to restore neuronal health for those suffering from neurological diseases, so that patients can regain their memories, lives, and family relationships,” said Ms. Romano.

The Company also announced that its Board of Directors has concluded its independent special committee’s investigation of allegations raised regarding doctoral research by Dr. Kawas conducted while a graduate student at Washington State University (“WSU”).

The special committee’s primary finding was that Dr. Kawas altered images in her 2011 doctoral dissertation and in at least four research papers that she co-authored while a graduate student at WSU, published from 2011 to 2014.

The Company’s lead development candidate, ATH-1017 is a novel small molecule in late-stage clinical development and not the subject of Dr. Kawas’s doctoral research. Athira was issued a patent in the U.S. covering ATH-1017 in June 2021, and the special committee found that neither this patent nor the underlying patent application cites any of the papers the special committee found contained images altered by Dr. Kawas.

As the Company has previously disclosed, the results of its Phase 1a/b trial of ATH-1017 demonstrated a statistically significant improvement in Event-Related Potential (ERP) P300 latency, an objective measure of working memory processing speed, in patients with Alzheimer’s disease following multiple dose treatments with ATH-1017 compared with those receiving placebo. The Phase 1a/b trial was conducted by an independent contract research organization, Biotrial. QACV Consulting, an independent auditing firm, recently confirmed the GCP compliance and data management quality of this Phase 1a/b trial.

ATH-1017 is currently being studied in a double-blind, placebo-controlled Phase 2 and, potentially pivotal, double-blind, placebo-controlled Phase 2/3 clinical trial. These trials are currently enrolling over 375 patients to further evaluate the safety and the impact of ATH-1017 on cognition in mild-moderate Alzheimer’s patients over six months.

Conference Call Information

Athira will host a conference call today. Details as follows:

Date: October 21, 2021

Time: 1:30 p.m. Pacific / 4:30 p.m. Eastern

Toll-free: (833) 614-1520

International: (516) 575-8710

Conference ID: 8695132

Webcast URL: https://edge.media-server.com/mmc/p/aa76h742

The archived audio webcast will be available on the Investor Relations/Events & Presentations section of the Athira website https://investors.athira.com/news-and-events/events-and-presentations approximately two hours after the event and will be available for replay for at least 30 days after the event.

About ATH-1017

ATH-1017, Athira’s lead therapeutic candidate, is a positive modulator of HGF/MET. ATH-1017 is a prodrug that is administered via subcutaneous injection in its inactive form and rapidly converted in plasma to an active tyrosine metabolite (dihexa). Since 2018, ATH-1017 has been assessed in multiple preclinical and clinical studies by Athira and by its third-party contractors. Studies performed by third parties sponsored by Athira regarding ATH-1017’s safety profile and treatment potential include the following:

•

A non-clinical study in an Alzheimer’s disease (AD) animal model (APP1/PS1), which showed that ATH-1017 treatment increased the qEEG gamma power that is associated with cognitive processing and memory.

•	IND enabling studies including nonclinical GLP long-term toxicology and safety pharmacology studies performed by independent contract research organizations with validated methods and audited reports.

•

A Phase 1a/b clinical trial in healthy young, healthy elderly, and AD subjects, in which ATH-1017 was shown to be well-tolerated with no serious adverse events and demonstrated statistically significant improvement in Event-Related Potential, or ERP. ERP P300 latency, an objective measure of working memory processing speed, was noted in patients with AD following multiple dose treatments with ATH-1017 compared with those receiving placebo (P<0.05). Recently, an independent auditing firm affirmed the GCP compliance and data management quality of the Phase 1a/b clinical trial.

About Athira Pharma, Inc.

Athira, headquartered in the Seattle area, is a late clinical-stage biopharmaceutical company focused on developing small molecules to restore neuronal health and stop neurodegeneration. We aim to provide rapid cognitive improvement and alter the course of neurological diseases with our novel mechanism of action. Athira is currently advancing its lead therapeutic candidate, ATH-1017, a novel small molecule for Alzheimer’s and Parkinson’s dementia. For more information, visit www.athira.com. You can also follow Athira on Facebook, LinkedIn and @athirapharma on Twitter and Instagram.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not based on historical fact and include statements regarding ATH-1017 as a potential treatment for Alzheimer’s disease and other dementias; Athira’s platform technology and potential therapies; and Athira’s ability to advance its development candidates into later stages of development; and WSU’s investigation. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words and phrases such as “may,” “will,” “should,” “would,” “expect,” “plan,” “believe,” “intend,” “pursue,” “continue,” and other similar expressions, among others. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the preliminary data for Athira’s ATH-1017 development candidate from the Phase 1a/b trials will not continue or persist; cessation or delay of any of the ongoing clinical trials and/or Athira’s development of ATH-1017 may occur; future potential regulatory milestones of ATH-1017, including those related to current and planned clinical studies may be insufficient to support regulatory submissions or approval; the impact of the COVID-19 pandemic on Athira’s business, research and clinical development plans and timelines and results of operations, including impact on Athira’s clinical trial sites and contractors who act for or on Athira’s behalf, may be more severe and more prolonged than currently anticipated, clinical trials may not demonstrate safety and efficacy of any of Athira’s development candidates; Athira’s assumptions regarding its planned expenditures and sufficiency of its cash, cash equivalents and investments to fund operations may be incorrect; Athira’s research and development efforts and its ability to advance development candidates into later stages of development may fail; any one or more of Athira’s development candidates may not be successfully developed, approved or commercialized; adverse conditions in the general domestic and global economic markets; regulatory uncertainty as a result of the new U.S. administration; regulatory agencies may be delayed in reviewing, commenting on or approving any of Athira’s clinical development plans as a result of the COVID-19 pandemic, which could further delay development timelines; the impact of competition; the impact of expanded product development and clinical activities on operating expenses; impact of new or changing laws and regulations; as well as the other risks detailed in Athira’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof and Athira undertakes no obligation to update forward-looking statements. Athira may not actually achieve the plans, intentions, or expectations disclosed in its forward-looking statements, and you should not place undue reliance on the forward-looking statements.

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Investor & Media Contact:

Julie Rathbun

Athira Pharma

Julie.rathbun@athira.com

206-769-9219